Exhibit 3.116

English Translation

UNOFFICIAL TRANSLATION OF THE ARTICLES OF ASSOCIATION OF: GC PAN EUROPEAN CROSSING NETWORKS B.V. AS THEY READ AFTER THE EXECUTION OF THE DEED OF AMENDMENT OF THESE ARTICLES OF ASSOCIATION BEFORE A DEPUTY OF STEVEN PERRICK, CIVIL LAW NOTARY IN AMSTERDAM, THE NETHERLANDS, ON 4 JULY 2003.

Article 1. Definitions

In these articles of association the following expressions shall have the following meanings:

•	constituent body: the Management Board of the general meeting;

•	general meeting: the constituent body formed by shareholders;

•	general meeting of shareholders: the meeting of shareholders;

•	Managing Director(s): Managing Director(s) as meant in Netherlands law;

•	Management Board: the constituent body formed by Managing Directors.

Article 2. Name and seat

2.1.	The name of the company is:

GC Pan European Crossing Networks B.V.

2.2.	The company has its registered office in Hilversum.

Article 3. Objects

The objects of the company are:

•	to provide advisory and supporting services on the construction, exploitation and management of European telecommunication-cablenetworks;

•	to construct, extend, acquire and operate European telecommunication-cablenetworks;

•	to maintain and to perform operations to telecommunication-cablenetworks; collaboration with, conducting the management of and providing advice and other services to companies or other enterprises;

•	the acquisition, exploitation and disposal of (registered) property;

•	the acquisition, exploitation and disposal of industrial and intellectual property rights,

as well as performing all of that which is incidental to the above or which could be conducive thereto, in the broadest sense of the words.

Article 4. Capital and shares

4.1.	The authorised capital amounts to twenty thousand euro (€ 20,000) and is divided into two hundred (200) shares with a nominal value of one hundred euro(€ 100).

4.2.	The shares are registered and are numbered consecutively from 1 onwards.

4.3.	The company shall not issue share certificates.

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Article 5. Issue

5.1.	The issue of shares is effected by virtue of a resolution adopted by the general meeting.

Such a resolution shall also set out the rates and other terms and conditions of issue.

The rate of issue may not be below par.

5.2.	The general meeting may delegate its powers in this respect to another constituent body and may revoke such delegation.

5.3.	Without prejudice to any provision of Netherlands law, every shareholder shall have a pre-emptive right on any issue of shares “pro rata” to the aggregate amount of his shares.

The pre-emptive right is non-transferable.

The pre-emptive right may, but only in respect of individual issues of shares, be limited or excluded by virtue of a resolution adopted by the general meeting.

5.4.	The provisions of the above subsections are applicable “mutates mutandis” to the granting of a right to subscribe for shares.

Article 6. Own shares

6.1.	The company may not subscribe for shares in its own capital upon the issue of shares.

6.2.	The acquisition by the company of not fully paid-up shares in its own capital shall be null and void, unless such shares are acquired under general title.

6.3.	The company may only acquire fully paid-up shares in its own capital under gratuitous title or in accordance with Netherlands law.

6.4.	The provisions set out below for the restriction on the transfer of shares are applicable to the disposal of shares which the company holds in its own capital.

6.5.	“Shares” as used in this article shall include depositary receipts issued in respect thereof.

Article 7.

7.1.	The company may not provide collateral, guarantee the price, otherwise guarantee or otherwise bind itself jointly and severally with or on behalf of third parties, for the purpose of subscription to or acquisition of shares in its own capital, or of depository receipts issued in respect thereof.

7.2.	Loans for the purpose of subscription to, or acquisition of shares in its own capital, or depositary receipts issued in respect thereof, may be provided by the company only to the extent of its distributable reserves.

7.3.	The company shall maintain a non-distributable reserve for the outstanding amount of the loans mentioned in the preceding subsection.

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Article 8. Reduction of capital

8.1.	The general meeting may resolve to reduce the issued capital by cancellation of shares or by reduction of the nominal amount of the shares by amendment of the articles of association.

8.2.	The provisions of Netherlands law are applicable to the resolution described above and the execution thereof.

Article 9. The issue of depositary receipts for, the pledging of and the establishment of a right of usufruct on shares

9.1.	The company shall not cooperate in issuing depositary receipts in respect of shares in the company.

9.2.	A right of usufruct, or a right of pledge, may be granted on shares. Voting rights may not be attributed to a usufructuary or a pledgee of shares.

9.3.	Contrary to the previous paragraph, voting rights accrue to a usufructuary or a pledgee provided that this was determined at the establishment of the right of usufruct or right of pledge and provided that:

a.	in the event of the establishment of a right of usufruct, both this provision and – in the event of a transfer of such right of usufruct – the transfer of the voting rights are approved by the general meeting;

b.	in the event of the establishment of a right of pledge, the establishment of such right of pledge is approved by the general meeting.

Voting rights only accrue to a person that succeeds to the rights of a pledgee, if the general meeting approves the transfer of the voting rights.

Article 10. Register of shareholders

10.1.	The Management Board shall keep a register recording the names and addresses of all shareholders, stating the date on which the acquired the shares, the date of acknowledgement by, or service upon the company, and the amount paid up on each share.

The names and addresses of those persons who have a right of usufruct or pledge in respect of shares shall also be recorded, stating the date on which the acquired the right, the date of acknowledgement by, or service upon, the company.

10.2.	All shareholders, usufructuaries and pledgees are obliged to ensure that the company has been notified of their address.

10.3.	The register shall be regularly updated in accordance with Netherlands law.

10.4.	All entries in, copies of, or extracts from, the register of shareholders shall be authenticated by a Managing Director.

Article 11. Restriction on the transfer of shares.

11.1.	Shares may be transferred only after the shareholder concerned (“the requestor”) has obtained approval for the intended transfer from the general meeting.

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11.2.	The approval shall be applied for by means of a letter directed to the Management Board setting out the number of shares for which the approval is being sought and the name of the person to whom the requestor wishes to make the transfer.

11.3.	A decision on the request must be made within three months after receipt of the letter described in the previous subsection.

The request shall be deemed to have been approved if:

•	the requestor has not yet been notified of a decision within the three-month period referred to above, or

•

together with a rejection of the request, the requestor has not been notified of (a) prospective purchaser(s) designated by the general meeting (the “designated prospective purchaser”) who is (are) willing and able to purchase all the shares included in the request against payment in cash.

The company itself may be prospective purchaser only with the consent of the requestor.

If, before the lapse of the above-mentioned period, it has already been established that there are circumstances on the grounds of which the request is deemed to have been approved, the Management Board shall notify the requestor thereof at the earliest possible opportunity.

11.4.	The price to be paid for the shares for which a decision is being sought shall be determined by the parties by mutual consent.

If the parties fail to reach agreement on this, the price shall be determined by one or more independent experts to be appointed by the requestor and the designated prospective purchasers by mutual consent.

If the parties fail to reach agreement on this within on month of the despatch of the notification to the requestor from the Management Board notifying him of the designated prospective purchaser(s) and the shares allocated to him or them, the party most willing to institute proceedings shall request the chairman of the Chamber of Commerce, within whose area the company has its registered office, to appoint three independent experts.

The experts are authorised to examine all the company’s books and records and to obtain all the information which may assist in the valuation.

The experts shall notify the Management Board, within three months after their appointment, of the price determined by them, where after the Management Board shall immediately notify the requestor and the designated prospective purchaser(s) of this price.

11.5.	The requestor may withdraw his request at any time, provided this is done within a period of one month after he has been notified to which designated prospective purchaser(s) he may sell the shares, and at what price.

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A designated prospective purchaser is entitled to withdraw within one month of having been notified of the price.

If, after the withdrawal of one or more designated prospective purchasers, the remaining prospective purchasers are not prepared to purchase all shares within two weeks after such withdrawal, the approval shall be deemed to be granted.

11.6.	The shares purchased must be transferred against simultaneous payment of the price within one month after the period during which the request can be withdrawn has lapsed.

11.7.	If he has not withdrawn his request, the requestor can transfer the shares for which the approval has been sought, within three months after approval has been granted, or is deemed to have been granted.

11.8.	The expenses incurred in connection with the appointment of the experts described above in subsection 4 and their fees shall be for the account of:

a.	the requestor if he withdraws his request;

b.	the company if the designated prospective purchaser(s) withdraw(s);

c.	if the shares have been purchased by the designated prospective purchaser(s), the requestor for fifty percent (50%) and the designated prospective purchaser(s) for the other half, in the sense that each purchaser shall contribute to the costs in proportion to the number of shares purchased by him.

11.9.	If, and tot the extent that, a shareholder fails to comply with any obligation arising out of the present article in time, the company is irrevocably authorised to comply with all the obligations described above on behalf of such shareholder.

The company may make use of such authorization, in as far as it concerns the transfer, only after price payable has been paid for benefit of the requestor to the company.

11.10.	The rights attached to the shares with respect to voting and the attendance of meetings can not be exercised and the right attached to the shares with respect to distribution is suspended for the period during which the requestor remains in default to comply with any of the obligations in pursuance of the above.

11.11.	All notices and other communications pursuant to this article and to article 12 shall be sent by registered mail.

11.12.	For the application of this article the term “shares” shall also imply the right to subscribe for shares.

11.13.	The provisions of this article do not apply if the holder is obliged under Netherlands law to transfer his share to a former holder.

Article 12.

12.1.	In the event of:

•	acquisition of shares through inheritance;

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•

acquisition of shares through legal merger or division, unless as a result of that no change of control occurs in the sense of the “S.E.R. – besluit Fusiegedragsregels 1975”, regardless of its applicability;

•	the involuntary liquidation of a shareholder or of a shareholder being granted a moratorium of payments;

•	change of control over a shareholder, which is a legal entity, in the sense of the “S.E.R.- besluit Fusiegedragsregels 1975”, regardless of its applicability,

the shares concerned or all shares belonging to the shareholders concerned must be transferred to (a) prospective purchaser(s) designated by the general meeting who is willing and able to acquire all the shares against payment in cash.

12.2.	The shareholder(s) concerned must notify the Management Board of the occurrence of the events described in the previous subsection within thirty days after the occurrence thereof.

12.3.	The shares must be transferred to the designated prospective purchaser(s) within one month after the Management Board has notified in writing the person(s) who is (are) obliged to transfer of both the name(s) of the designated prospective purchaser(s) and the price.

12.4.	The obligation to transfer the shares does not apply in the event of a legal merger as defined in section 2:333 of the Netherlands Civil Code.

12.5.	In as far possible, the provisions of the previous article shall be applicable “mutatis mutandis”, to the extent, however, that the person obliged to make a transfer is not authorised to withdraw his request, and that, if the general meeting does not designate (a) prospective purchaser(s) as described in subsection 1 above the person obliged to make a transfer shall not be authorized to transfer the shares concerned freely and is authorised to retain the shares concerned.

Article 13. Transfer of shares

13.1.	The issue and transfer of a share, or the transfer of a limited right to a share, requires a deed executed before a notary officiating in the Netherlands, to which all persons involved are party.

13.2.	The transfer of a share, or the transfer of a limited right to a share, in accordance with the provisions of the previous section shall, by operation of Netherlands law, have effect against the company.

Save in the event that the company itself is party to the legal transaction, the rights accruing to the share may not be exercised before the company has acknowledged this legal transaction or before the deed of transfer is served upon it in accordance with Netherlands law.

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Article 14. Management board

14.1.	The company has a Management Board consisting of one or more members and a chairman of the Board. The number of Managing Directors shall be laid down by the general meeting.

14.2.	Managing Directors shall be appointed by the general meeting. The chairman shall be appointed in this capacity by the general meeting.

14.3.	Managing Directors may be suspended or dismissed by the general meeting at all times.

14.4.	A suspension may last no longer than three months in total, even after it has been extended one or more times.

14.5.	The remuneration of and other terms and conditions upon which each individual Managing Director is appointed, shall be laid down by the general meeting.

Article 15.

15.1.	The Management Board shall adopt resolutions by an absolute majority of the total number of votes to be cast by all the Managing Directors. In case of a tie in voting the proposal will be rejected, unless more than two Managing Directors are present or represented at the meeting in that case the chairman has a casting vote.

15.2.	In meetings of the Management Board each Managing Director shall be entitled to cast one vote.

15.3.	Managing Directors may only be represented in meetings of the Management Board by a fellow-Managing Director pursuant to a written power of attorney.

15.4.	The Management Board may also adopt resolutions without convening a meeting, provided that all the Managing Directors have been consulted and that none of them have objected to adopting resolutions in this matter.

15.5.	All resolutions to be adopted by the Management Board concerning such legal acts as shall be determined and clearly defined by the general meeting and brought to the attention of the Managing Board in writing, are subject to the prior approval of the general meeting.

The absence of the approval defined in this paragraph shall not affect the powers of the Managing Board or the Managing Directors to represent the company.

Article 16.

In the event that one or more Managing Directors is/are absent or prevented from acting, the management of the company shall be vested in the remaining managing directors or the sole Managing Director.

In the event that all the managing directors are, or the sole Managing Director is absent or prevented from acting, the management of the company shall temporarily be vested in a person appointed for that purpose by the general meeting.

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Article 17. Representation.

17.1.	To the extent that Netherlands law does not provide otherwise, the company shall be represented by:

•	either the Management Board;

•	or any of the managing directors.

17.2.	In the event that the company having a conflict of interests with one or more managing directors in his or their official capacity, private capacity or otherwise, the company shall continue to be represented in the manner described in paragraph 1 above.

The managing director(s) concerned is/are also authorized to represent the company.

Article 18. Financial year, annual accounts, annual report.

18.1.	The company’s financial year shall be concurrent with the calendar year.

18.2.	The Management Board shall prepare the annual accounts (consisting of the balance-sheet and profit and loss account with explanatory notes thereto) within five months of the end of each financial year, unless such a period is extended by the general meeting with a maximum of six months on account of special circumstances.

The annual accounts shall be signed by all the Managing Directors.

If one or more of their signatures is missing, this shall be stated giving the reason therefore.

Unless the provisions of section 2:403 of the Netherlands Civil Code are applicable to the company, the Management Board shall also prepare an annual report within the above-mentioned period.

18.3.	If, and to the extent that, on that subject any provisions of Netherlands law are applicable to the company, the general meeting shall instruct a registered accountant or a firm of registered accountants as defined in section 2:393, subsection 1 of the Netherlands Civil Code, to examine the annual accounts and – if this has been prepared – the annual report prepared by the Management Board, to write a report thereon and to issue a certificate therefore.

18.4.	The annual accounts shall be adopted by the general meeting. Without prejudice to that which is laid down in Netherlands law, the unconditional adoption of the annual accounts shall constitute a discharge from liability in respect of the Management Board for the acts performed by it during the financial year concerned.

18.5.	If, and to the extent that, it is required under Netherlands law, the company is obliged to make the annual accounts public at the Commercial Register.

Article 19. Appropriation of profits

19.1.	The company may make distributions to the shareholders and other persons entitled to the distributable profits only to the extent that the company’s shareholders’ equity exceeds the paid-up and called-up part of the company’s capital, plus the reserves which must be maintained under Netherlands law.

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19.2.	The profits evidenced by the profit and loss accounts adopted by the general meeting shall be at the disposal of the general meeting.

19.3.	The company may make interim (profit)-distributions only to the extent that the stipulations set out in subsection 1 above have been complied with, and provided that it has obtained the prior approval of the general meeting.

19.4.	There shall be no distribution of profits in favour of the company on shares or depositary receipts issued in respect thereof, which the company has acquired in its own capital.

19.5.	In computing the distribution of profits, the shares or depositary receipts issued in respect thereof on which no distribution shall be made in favour of the company in pursuance of the provisions of subsection 4 above, shall be disregarded.

19.6.	The right to receive a distribution shall be precluded after the lapse of five years, to be calculated from the day on which such a distribution became payable.

Article 20. Meetings of shareholders

20.1.	The annual meeting of shareholders shall be held every year within six months after the end of the financial year.

In this meeting the following shall at any rate be considered, unless the period laid down in article 18, subsection 2 above is extended in conformity with the provisions set out in the said article:

•	the annual report;

•	the adoption of the annual accounts;

•	the instruction to an expert as referred to in section 2:393 of the Netherlands Civil Code, if obligatory under Netherlands law;

•	the language in which the items of the next annual accounts shall be stated and the currency.

20.2.	The general meeting of shareholders shall be held in the municipality where the company has its registered office.

20.3.	The notice convening the shareholders shall be issued by the Management Board, or one of the Managing Directors, by means of convening letters which must be despatched no later than on the fifteenth day before the date of the meeting.

20.4.	The convening letters shall set out the place, date and time of the meeting and the matters to be considered.

The convening letters shall be despatched to the addresses recorded in the register of shareholders.

If one or more convening notices which have been despatched in accordance with the stipulations set out above, fail to reach their destination, this fact shall not affect the validity of the general meeting of shareholders, or the resolutions to be adopted therein.

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20.5.	The general meeting of shareholders shall appoint its own chairman.

20.6.	Minutes shall be drawn up of the matters dealt with in a general meeting of shareholders unless a notarial record is drawn up of the proceedings.

The minutes shall be entered into a register intended for that purpose and shall be adopted and signed by the chairman of the meeting and by the secretary of the meeting to be appointed by the chairman at the commencement of the meeting.

The minutes or the notarial record of the proceedings shall serve as evidence of the resolutions adopted in the general meeting of shareholders.

Article 21.

21.1.	All shareholders, either in person or by means of a person holding a written proxy, shall be entitled to attend general meetings of shareholders and to address that meeting. The Managing Director(s) shall have an advisory vote at the general meetings of shareholders in that capacity.

21.2.	In order to be able to participate in the voting, the shareholders or their representatives must sign the attendance book, recording the number of shares represented by them.

21.3.	Every share entitles the holder thereof to cast one vote.

21.4.	In general meetings of shareholders, no votes may be cast for shares belonging to the company or to any subsidiary thereof, nor may votes be cast for a share for which either of them holds depositary receipts.

21.5.	Usufructuaries and pledgee of shares belonging to the company or to any subsidiary thereof, however may cast votes for a share if the right of usufruct or the right of pledge was established before this share belonged to the company or to any subsidiary thereof. The company or any subsidiary thereof in favour of whom a right of usufruct or a right of pledge was established, may not cast any votes for these shares.

21.6.	The sum of the shares in respect whereof, according to the provisions in Netherlands law, no voting-rights may be exercised, shall be disregarded in determining extent to which the shareholders entitled to vote, are present or represented, or to which extent the share capital is provided or represented.

21.7.	Resolutions passed in a general meetings of shareholders shall be adopted by an absolute majority of the votes cast.

Blank votes shall be deemed not to have been cast.

21.8.	Voting shall be done orally, unless the chairman of the general meeting of shareholders decides otherwise.

21.9.	In case of an equal division the proposal shall be deemed to be rejected.

21.10.	In a general meeting of shareholders in which the entire issued capital is represented, resolutions which are valid in Netherlands law may be adopted,

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even if the requirements in respect of the convening and holding of meetings have not been complied with, provided such resolutions are adopted unanimously.

21.11.	The Management Board of the company shall keep a record of its adopted resolutions. Such record shall be available at the office of the company for inspection by the shareholders. Each of them shall, upon request, be provided with a copy or extract from such record at no more than cost.

Article 22.

Shareholders may also adopt resolutions without convening a meeting of shareholders, provided that all the shareholders have declared in writing (including telegrams, telexes and telecopier) to be in favour of the resolution and provided that the Managing Director(s) has (have) had the opportunity to cast an advisory vote.

Article 23. Merger, division, amendment to the articles of association, dissolution

23.1.	The general meeting may resolve to merge, to divide the company to amend the articles of association, or to dissolve the company.

23.2.	The persons who convened a general meeting of shareholders in which a proposal to adopt a resolution to amend the articles of association is to be considered, must deposit a copy of the proposal, citing the verbatim text of the proposed amendment, for examination at the offices of the company until after the close of the meeting.

The shareholders must be given the opportunity to obtain a copy of the proposal described in the previous sentence as from the day on which the convening notice for that meeting is despatched until the day of the general meeting of shareholders.

Such copies shall be provided free of charge.

23.3.	In the event that a resolution to dissolve the company is adopted, the liquidation shall be arranged by the Management Board, unless the court should appoint another liquidator or other liquidators.

The remuneration to be paid to the liquidator, or the joint liquidators, shall be resolved simultaneously with a resolution to liquidate the company.

23.4.	The articles of association shall remain effective during the course of liquidation in as far as possible.

23.5.	The liquidation surplus shall be distributed to shareholders and other parties entitled thereto in proportion to their respective rights.

23.6.	After the liquidation has been completed, the books and documents of the dissolved company shall remain in the possession of a person to be appointed for that purpose by the general meeting for a period of seven years.

Article 24. Transitory provision

The company’s first financial year shall end on the thirty-first day of December two thousand one.

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